EXHIBIT 99.01

Chegg Reports 2020 Financial Results and Raises 2021 Guidance
2020 total net revenue increased 57% year-over-year and subscribers hit a record of 6.6 million, up 67% year-over-year

SANTA CLARA, Calif., February 8, 2021 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE:CHGG), a Smarter Way to Student®, today reported financial results for the three and twelve months ended December 31, 2020.

“We are incredibly grateful that, even in the midst of the many challenges of the past year, we outperformed all expectations and were able to continue to support students, in record numbers, around the world,” said Dan Rosensweig, CEO & President of Chegg, Inc. “The transition to online and hybrid learning is inevitable and, with the accelerated trends that we are seeing, we have the confidence to raise our guidance for 2021.”

Q4 2020 Highlights:

•Total Net Revenues of $205.7 million, an increase of 64% year-over-year
•Chegg Services Revenues grew 64% year-over-year to $176.0 million, or 86% of total net revenues, in-line with Q4 2019
•Net Income was $26.0 million
•Non-GAAP Net Income was $77.8 million
•Adjusted EBITDA was $87.9 million
•4.4 million: number of Chegg Services subscribers, an increase of 74% year-over-year
•476 million: total Chegg Study content views

Full Year 2020 Highlights:

•Total Net Revenues of $644.3 million, an increase of 57% year-over-year
•Chegg Services Revenues grew 57% year-over-year to $521.2 million, or 81% of total net revenues, in-line with 2019
•Net Loss was $6.2 million
•Non-GAAP Net Income was $180.2 million
•Adjusted EBITDA was $207.1 million
•6.6 million: number of Chegg Services subscribers, an increase of 67% year-over-year
•1,338 million: total Chegg Study content views

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services primarily includes Chegg Study, Chegg Writing, Chegg Math Solver, Chegg Study Pack, Thinkful, and Mathway. Required Materials includes print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net income (loss), and adjusted EBITDA to net income (loss), see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

First Quarter 2021

•Total Net Revenues in the range of $182 million to $185 million
•Chegg Services Revenues in the range of $152 million to $155 million
•Gross Margin between 65% and 66%
•Adjusted EBITDA in the range of $48 million to $50 million

Full Year 2021

•Total Net Revenues in the range of $780 million to $790 million with a quarterly contribution of approximately 23.5% in Q1 2021, 24.5% in Q2 2021, 21.5% in Q3 2021 and 30.5% in Q4 2021
•Chegg Services Revenues in the range of $665 million to $675 million
•Gross Margin between 68% and 69%
•Adjusted EBITDA in the range of $265 million to $270 million with a quarterly contribution of approximately 18.0% in Q1 2021, 27.0% in Q2 2021, 13.0% in Q3 2021 and 42.0% in Q4 2021
•Capital Expenditures in the range of $90 million to $100 million
•Free Cash Flow in the range of 50% to 60% of Adjusted EBITDA

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net income to EBITDA and adjusted EBITDA for the first quarter 2021 and full year 2021, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Income to EBITDA and Adjusted EBITDA.” We have not reconciled our 2021 quarterly adjusted EBITDA contribution guidance to net income or 2021 free cash flow contribution guidance to net cash provided by operating activities because we do not provide guidance on net income, net cash provided by operating activities, or the reconciling items as a result of the uncertainty, timing, and the potential variability of these items. The actual amount of net income, net cash provided by operating activities, and such reconciling items will have a significant impact on our 2021 quarterly adjusted EBITDA and 2021 free cash flow. Accordingly, reconciliations of the 2021 quarterly adjusted EBITDA contribution guidance to net income or 2021 free cash flow to net cash provided by operating activities are not available without unreasonable effort.

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey and welcome everyone to our 2020 Q4 earnings call. Last year was a complicated time for the world, for our country, and particularly for students who were navigating the pandemic, rising social issues, and school closings. It was also an unprecedented time for Chegg, as we transitioned 1,900 employees out of our offices and into a remote working environment overnight. It was a year in which we increased our community support, committing over one million dollars to local organizations, including food banks, who were rising to meet the increased need from students across the country. Like many, we had to meet these challenges head on, but we never lost sight of putting students first and we are proud of our results and that we outperformed even our most enthusiastic expectations. It has always been our operating assumption that the transition to online learning was inevitable, but we certainly didn’t know the catalyst would be COVID-19. We believe this massive shift to learning online, accelerated by the pandemic, is an irreversible trend and is actually more student centric. With increased access to digital learning and support, more learners can learn more subjects, on any device, anywhere and anytime, with incredibly high-quality content and tools. Whenever there is a major platform disruption, there are new leaders that redefine the category and, as the largest direct-to-student online learning platform, Chegg’s products and services are increasingly critical to students’ success. Our results reflect the growing importance of Chegg’s learning support services to millions of students around the world. In 2020 we saw year-over-year annual subscriber growth of 67%, representing over 6.6 million subscribers, and total revenue growth of 57%. The trends towards online learning are continuing and, as a result, it gives us the confidence to raise our guidance in 2021, which Andy will walk you through in more detail shortly.

At the start of last year, we laid out our key objectives with no idea that a global pandemic was about to hit and the dramatic impact that it would have on our employees, students, our business, and the entire world. We entered 2020 with three core priorities:
1.To deliver on our financial goals and continue to provide services that create overwhelming value for academic and professional learners;
2.To continue investing in opportunities that leverage the strength of our brand, reach, customer base and provide opportunities for meaningful growth in future years;
3.And to continue to invest in content and our technical infrastructure to allow us to take advantage of those opportunities, not only faster but also at greater global scale.
But within the first quarter, the world changed. Thankfully, as a software company that was built to scale online, we were able to meet the increased demand without missing a beat. However, the massive shift to online learning around the world did prompt us to reprioritize and accelerate efforts that weren’t on our roadmap at the start of the year; including our global eCommerce infrastructure, new and expanded international content, and our account sharing initiatives. We believe that our decision to expand our areas of focus in 2020 has set us up for continued strong growth in 2021 and beyond.

As we think about the future of higher education, it is clear that the trends have accelerated what we have been talking about for years and will have a permanent impact on the future of education. This last year has reaffirmed that platform companies that serve the needs of their primary constituents, that own their customer, the data, the channel of distribution, and the content, will outperform their peer groups and disproportionally benefit their customers and shareholders.

The pandemic has also revealed that there are two economies; the service economy, which was dramatically impacted by COVID-19 as 25 million people lost their jobs, and the technology economy, which saw a dramatic gain. It is clear that the need to reskill for the modern workforce is here and this represents a tremendous opportunity for Chegg. Skills-based training and support is emerging as a very large category especially when you consider the number of people globally that need to be up-skilled and re-skilled for the current job market. The reality is, that the majority of college age students don’t get a college degree, and there is a real demand right now for students to find programs that are far less expensive, are more skills-based, and deliver a greater return on their investment. While we are still early in building out this part of our business, we expect to be a prominent player in skills-based learning and expect to expand our footprint in the space going forward.

This is a highly disruptive moment in higher education’s history, and it has been anything but smooth. As institutions had to make the transition to virtual learning overnight, it became clear that schools were underinvested in technology, online assessment, and digital support for students and we believe it’s only going to get more challenging in the years ahead, as the shift to hybrid and online learning will be permanent. We also believe that higher education must acknowledge that the internet is here and is a permanent part of learning. As a result, educators must reimagine how they teach, what the curriculum needs to be, how students are assessed, and how to best support them and, if that doesn’t happen, ultimately it is the students that will suffer. As a leader in education, we take our role in this transition very seriously. That is why we invest millions of dollars every year building content, personalized learning experiences, and technology systems to support learning at scale. As part of our responsibility, we are also working with institutions as they make this transition, including introducing new technology and tools that limit students’ ability to use Chegg during designated exam periods. We accelerated our efforts in this area due to the pandemic and recently launched Honor Shield, a free tool available to institutions and professors. And we will continue to find ways to support the millions of hardworking students and educators who use online resources to enhance their learning experience. In fact, in a blind study of students who used Chegg for more than two months, they found that 90% reported that Chegg Study “helps them better understand their schoolwork.”

As we enter 2021, we have expanded our priorities to include an increased investment in international growth as, for the first time, we anticipate over more than a million subscribers outside the U.S.; because of its popularity, we will continue to invest in the Chegg Study Pack, by expanding our offerings to create even more overwhelming value for students; and we are significantly increasing investments in our skills offering, as we believe there will be a lot of activity in this industry, and see a huge opportunity to be a significant player, and a leader, in this space.

We have important and ambitious priorities this year, and, despite the ongoing pandemic, I have never been more confident about the opportunities ahead of us. And, with that, I will turn it over to Andy.

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

Today I will discuss our financial performance for the fourth quarter and full year 2020, as well as our increased outlook for 2021.

By any measure, 2020 was our best year as a company. We far exceeded our initial expectations for revenue, adjusted EBITDA and all key operating metrics. In addition, we significantly increased investments in our future growth opportunities such as international expansion and skills, we pulled forward technological investments such as device management and MFA to combat account sharing and we purchased Mathway to expand our presence in the math category. And finally, we took advantage of favorable market conditions to raise capital, which creates additional opportunities for future growth. As such, we enter 2021 in an even stronger position than we entered 2020, and as a result we expect to extend our position as the leader in the direct-to-student market.

Moving on to 2020 performance, total revenue grew 57% to $644 million. This was driven by an almost $200 million year-over-year increase in Chegg Services revenue, which grew to $521 million and subscriber growth of 67% to 6.6 million for the year. This resulted in adjusted EBITDA margin of 32% or $207 million, up 66% year-over-year, demonstrating the continued leverage and power of our subscription model, which allowed us to increase our investments for future growth, while improving our adjusted EBITDA margin.

We ended the year on a high note, with Q4 total revenue growing 64% to $206 million, with Chegg Services growing to $176 million, which was above the high end of our expectations and more Chegg Services revenue than we achieved for all of 2016. Subscribers grew 74% in Q4, driven across all our subscription services as students continued to rely on Chegg for help to better understand their subject matter. This strong subscription services growth resulted in adjusted EBITDA of $88 million, an 87% increase over what we achieved in Q4 2019 and exceeded our adjusted EBITDA for all of 2018.

Looking at the balance sheet, we ended the year with cash and investments of $1.7 billion. This was bolstered during the year by free cash flow of $104 million, or 50% of adjusted EBITDA and the capital raise I mentioned earlier. We expect free cash flow to increase to 50% to 60% of adjusted EBITDA in 2021, as a result of increased profitability and a planned decrease in textbook purchases.

Moving to guidance for 2021. Based on the momentum we experienced exiting Q4 and the strength we are seeing in subscriber growth in early Q1, we are raising our guidance. We expect continued strong growth in the US, and increased contribution internationally where we expect to surpass one million subscribers in 2021. This will be slightly offset by reduced Required Materials revenue due to lower enrollments.

We are increasing our 2021 adjusted EBITDA margin by 200 basis points, despite the fact that we are experiencing increased shipping and logistics surcharges for Required Materials from our third-party logistics provider. While we hope these costs will improve, we are currently forecasting this to continue into the fall semester, costing us approximately 200 basis points of gross and adjusted EBITDA margin for 2021. We have provided a guide for seasonality in the investor deck that incorporates this change.

As such, for 2021, we now expect:

•Total revenue to be between $780 and $790 million,
with Chegg Services revenue between $665 and $675 million.
•Gross margin to be between 68% and 69%,
•Adjusted EBITDA to be between $265 and $270 million.
•And finally, we expect CAPEX excluding textbook purchases to be between $90 and $100 million, growing approximately 17% from $81 million in 2020, with the vast majority for content that fuels our global growth.

Moving to Q1 we expect:

•Total revenue between $182 and $185 million, with Chegg Services between $152 and $155 million
•Gross margin between 65% and 66%
•And adjusted EBITDA between $48 and $50 million.

In closing, 2020 has been our best year as a company. The trends we anticipated many years ago and built the foundation of our company on have accelerated; that is online, on demand and affordable services that have resulted in tens of millions of students globally using Chegg as a trusted partner for their academic and skills-based needs. We couldn’t be more thankful to those students for trusting Chegg on their educational journey and to our employees who executed on our vision of being a company that puts students’ first.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Standard Time (or 4:30 p.m. Eastern Standard Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Standard Time on February 8, 2021, until 8:59 p.m. Pacific Standard Time on February 15, 2021, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13714677. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/press, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/press, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg: A Smarter Way to Student®. We strive to improve educational outcomes by putting the student first. We support students on their journey from high school to college and into their careers with tools designed to help them learn their course materials, succeed in their classes, save money on required materials, and learn the most in-demand skills. Our services are available online, anytime and anywhere. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, non-GAAP net income per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” and “Reconciliation of Forward-Looking Net Income to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for print textbook depreciation expense and to exclude share-based compensation expense, other income, net, acquisition-related compensation costs, the loss from impairment on strategic equity investment, the donation from Chegg Foundation, and restructuring charges; (2) non-GAAP operating expenses as operating expenses excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, the loss from impairment on strategic equity investment, the donation from Chegg Foundation, and restructuring charges; (3) non-GAAP income from operations as income from operations excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, the loss from impairment on strategic equity investment, the donation from Chegg Foundation, and restructuring charges; (4) non-GAAP net income as net income (loss) excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, amortization of debt discount and issuance costs, the loss on early extinguishment of debt, the loss from impairment on strategic equity investment, the donation from Chegg Foundation, and restructuring charges; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units, and shares related to our convertible senior notes; (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding; and (7) free cash flow as net cash provided by operating activities excluding purchases of property and equipment, purchases of textbooks and proceeds from disposition of textbooks. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Income to EBITDA and Adjusted EBITDA,” and “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation expense provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs.

Under GAAP, we are required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes that were issued in private placements. Accordingly, for GAAP purposes we are required to recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes. The difference between the effective interest expense and the contractual interest expense are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors an enhanced view of our performance and enables the comparison of period-over-period results.

Loss on early extinguishment of debt.

We have extinguished, exchanged, or settled conversion requests for our 0.25% convertible senior notes due in 2023 (2023 notes). Under GAAP, we are required to compare the fair value of such 2023 notes to the respective carrying amount and record a gain or loss. The loss on early extinguishment of debt is a non-cash expense, and we believe its exclusion provides investors with a better comparison of period-over-period results.

Loss from impairment of strategic equity investment.

The loss from impairment of strategic equity investment represents a one-time event to record an impairment charge on our strategic equity investment in WayUp, Inc. The loss from impairment of strategic equity investment is a non-cash expense and we believe the exclusion of the impairment charge from non-GAAP financial measures provides investors with a better comparison of period-over-period results.

Donation from Chegg Foundation.

The donation from Chegg Foundation represents a one-time event to transfer funds to a third party, for the benefit of Chegg.org, our not for profit arm of Chegg. Chegg believes that it is appropriate to exclude the donation from Chegg Foundation from non-GAAP financial measures because it is the result of a discrete event that is not considered a core-operating activity and enables the comparison of period-over-period operating results.

Free cash flow.

Free cash flow represents net cash provided by operating activities excluding purchases of property and equipment and purchases of textbooks and including proceeds from the disposition of textbooks. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and textbooks, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding the impact of the ongoing coronavirus (COVID-19) pandemic on Chegg’s financial condition and results of operations, Chegg's continued momentum and 2021 guidance; and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; the ongoing uncertainty regarding the return of students to in-person classes and remote learning, and the effects of COVID-19 on college enrollment, Chegg’s ability to attract new students from high schools and colleges, which are populations with inherently high turnover; the ease of accessing Chegg’s offerings through search engines; the rate of adoption of Chegg’s offerings; the effect and integration of Chegg’s acquisition of Imagine Easy Solutions, Cogeon, WriteLab, StudyBlue, Thinkful and Mathway; Chegg’s ability to strategically take advantage of new opportunities; competitive developments, including pricing pressures and other services targeting students; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg's reputation with students and tutors; the outcome of any current litigation and investigations; the ability of our logistics partner to manage the fulfillment processes; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; regulatory changes, in particular concerning education, privacy and marketing; changes in the education market; and general economic, political and industry conditions, including the ongoing COVID-19 pandemic. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed with the Securities and Exchange Commission on October 26, 2020 and Chegg's Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the Securities and Exchange Commission, and could cause actual results to vary from expectations.

CHEGG, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$479,853	$387,520
Short-term investments	665,567	381,074
Accounts receivable, net of allowance of $153 and $56 at December 31, 2020 and December 31, 2019, respectively	12,913	11,529
Prepaid expenses	12,776	10,538
Other current assets	11,846	16,606
Total current assets	1,182,955	807,267
Long-term investments	523,628	310,483
Textbook library, net	34,149	—
Property and equipment, net	125,807	87,359
Goodwill	285,214	214,513
Intangible assets, net	51,249	34,667
Right of use assets	24,226	15,931
Other assets	24,030	18,778
Total assets	$2,251,258	$1,488,998
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$8,547	$7,362
Deferred revenue	32,620	18,780
Current operating lease liabilities	6,603	5,283
Accrued liabilities	61,962	39,964
Total current liabilities	109,732	71,389
Long-term liabilities
Convertible senior notes, net	1,506,922	900,303
Long-term operating lease liabilities	19,264	14,513
Other long-term liabilities	5,705	3,964
Total long-term liabilities	1,531,891	918,780
Total liabilities	1,641,623	990,169
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value – 400,000,000 shares authorized; 129,343,524 and 121,583,501 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	129	122
Additional paid-in capital	1,030,577	916,095
Accumulated other comprehensive income (loss)	1,530	(1,096)
Accumulated deficit	(422,601)	(416,292)
Total stockholders’ equity	609,635	498,829
Total liabilities and stockholders’ equity	$2,251,258	$1,488,998

CHEGG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net revenues	$205,721	$125,504	$644,338	$410,926
Cost of revenues(1)	57,133	26,165	205,417	92,182
Gross profit	148,588	99,339	438,921	318,744
Operating expenses:
Research and development(1)	46,949	38,573	170,905	139,772
Sales and marketing(1)	21,293	16,235	81,914	63,569
General and administrative(1)	31,128	27,445	129,349	97,489
Restructuring charges	—	—	—	97
Total operating expenses	99,370	82,253	382,168	300,927
Income from operations	49,218	17,086	56,753	17,817
Interest expense, net and other income, net:
Interest expense, net	(21,977)	(13,557)	(66,297)	(44,851)
Other income, net	1,287	5,492	8,683	20,063
Total interest expense, net and other income, net	(20,690)	(8,065)	(57,614)	(24,788)
Income (loss) before provision for income taxes	28,528	9,021	(861)	(6,971)
Provision for income taxes	2,485	802	5,360	2,634
Net income (loss)	$26,043	$8,219	$(6,221)	$(9,605)
Net income (loss) per share:
Basic	0.20	0.07	(0.05)	(0.08)
Diluted	0.18	0.06	(0.05)	(0.08)
Weighted average shares used to compute net income (loss) per share:
Basic	128,955	121,151	125,367	119,204
Diluted	141,297	129,150	125,367	119,204

(1) Includes share-based compensation expense as follows:
Cost of revenues	$306	$131	$950	$426
Research and development	8,544	6,353	31,588	22,229
Sales and marketing	2,553	1,975	9,606	7,380
General and administrative	13,243	9,095	41,911	34,874
Total share-based compensation expense	$24,646	$17,554	$84,055	$64,909

CHEGG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(6,221)	$(9,605)
Adjustments to reconcile net loss to net cash provided by operating activities:
Print textbook depreciation expense	15,397	—
Other depreciation and amortization expense	47,018	30,247
Share-based compensation expense	84,055	64,909
Amortization of debt discount and issuance costs	64,573	43,202
Repayment of convertible senior notes attributable to debt discount	(20,433)	—
Loss on early extinguishments of debt	4,286	—
Loss from write-offs of property and equipment	1,211	1,009
Loss from impairment of strategic equity investment	10,000	—
Gain on textbook library, net	(1,453)	—
Deferred income taxes	(109)	(39)
Operating lease expense, net of accretion	4,901	4,385
Other non-cash items	(118)	(416)
Change in assets and liabilities, net of effect of acquisition of businesses:
Accounts receivable	(400)	1,829
Prepaid expenses and other current assets	5,419	(12,930)
Other assets	(4,214)	(1,494)
Accounts payable	1,119	(2,395)
Deferred revenue	12,918	(1,682)
Accrued liabilities	22,444	(206)
Other liabilities	(3,951)	(3,411)
Net cash provided by operating activities	236,442	113,403
Cash flows from investing activities
Purchases of property and equipment	(81,317)	(42,326)
Purchases of textbooks	(58,567)	—
Proceeds from disposition of textbooks	7,569	—
Purchases of investments	(1,045,564)	(959,911)
Proceeds from sale of investments	—	53,261
Maturities of investments	539,889	324,700
Acquisition of businesses, net of cash acquired	(92,796)	(79,149)
Purchases of strategic equity investment	(2,000)	—
Net cash used in investing activities	(732,786)	(703,425)
Cash flows from financing activities
Proceeds from common stock issued under stock plans, net	15,483	35,100
Payment of taxes related to the net share settlement of equity awards	(80,680)	(94,571)
Proceeds from issuance of convertible senior notes, net of issuance costs	984,096	780,180
Purchase of convertible senior notes capped call	(103,400)	(97,200)
Repayment of convertible senior notes	(303,967)	—
Proceeds from exercise of convertible senior notes capped call	77,095	—
Repurchase of common stock	—	(20,000)
Net cash provided by financing activities	588,627	603,509
Net increase in cash, cash equivalents and restricted cash	92,283	13,487
Cash, cash equivalents and restricted cash, beginning of period	389,432	375,945
Cash, cash equivalents and restricted cash, end of period	$481,715	$389,432

	Years Ended December 31,
	2020	2019
Supplemental cash flow data:
Cash paid during the period for:
Interest	$1,766	$1,332
Income taxes	$3,436	$2,070
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$6,790	$5,297
Right of use assets obtained in exchange for lease obligations:
Operating leases	$13,688	$3,364
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$1,588	$10,036
Accrued escrow related to acquisition	$7,451	$—
Issuance of common stock related to repayment of convertible senior notes	$327,141	$—
Issuance of common stock related to prior acquisition	$—	$3,003

	December 31,
	2020	2019

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$479,853	$387,520
Restricted cash included in other current assets	122	149
Restricted cash included in other assets	1,740	1,763
Total cash, cash equivalents and restricted cash	$481,715	$389,432

CHEGG, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$26,043	$8,219	$(6,221)	$(9,605)
Interest expense, net	21,977	13,557	66,297	44,851
Provision for income taxes	2,485	802	5,360	2,634
Print textbook depreciation expense	4,698	—	15,397	—
Other depreciation and amortization expense	13,930	8,878	47,018	30,247
EBITDA	69,133	31,456	127,851	68,127
Print textbook depreciation expense	(4,698)	—	(15,397)	—
Share-based compensation expense	24,646	17,554	84,055	64,909
Other income, net	(1,287)	(5,492)	(8,683)	(20,063)
Acquisition-related compensation costs	71	3,478	9,232	10,466
Loss from impairment of strategic equity investment	—	—	10,000	—
Donation from Chegg Foundation	—	—	—	1,478
Restructuring charges	—	—	—	97
Adjusted EBITDA	$87,865	$46,996	$207,058	$125,014

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating expenses	$99,370	$82,253	$382,168	$300,927
Share-based compensation expense	(24,340)	(17,423)	(83,105)	(64,483)
Amortization of intangible assets	(4,403)	(2,489)	(14,278)	(7,482)
Acquisition-related compensation costs	(71)	(3,478)	(9,232)	(10,466)
Loss from impairment of strategic equity investment	—	—	(10,000)	—
Donation from Chegg Foundation	—	—	—	(1,478)
Restructuring charges	—	—	—	(97)
Non-GAAP operating expenses	$70,556	$58,863	$265,553	$216,921

Income from operations	$49,218	$17,086	$56,753	$17,817
Share-based compensation expense	24,646	17,554	84,055	64,909
Amortization of intangible assets	4,403	2,489	14,278	7,482
Acquisition-related compensation costs	71	3,478	9,232	10,466
Loss from impairment of strategic equity investment	—	—	10,000	—
Donation from Chegg Foundation	—	—	—	1,478
Restructuring charges	—	—	—	97
Non-GAAP income from operations	$78,338	$40,607	$174,318	$102,249

Net income (loss)	$26,043	$8,219	$(6,221)	$(9,605)
Share-based compensation expense	24,646	17,554	84,055	64,909
Amortization of intangible assets	4,403	2,489	14,278	7,482
Acquisition-related compensation costs	71	3,478	9,232	10,466
Amortization of debt discount and issuance costs	21,663	13,088	64,573	43,202
Loss on early extinguishment of debt	971	—	4,286	—
Loss from impairment of strategic equity investment	—	—	10,000	—
Donation from Chegg Foundation	—	—	—	1,478
Restructuring charges	—	—	—	97
Non-GAAP net income	$77,797	$44,828	$180,203	$118,029

Weighted average shares used to compute net income (loss) per share	141,297	129,150	125,367	119,204
Effect of shares for stock plan activity	—	—	4,470	7,094
Effect of shares related to convertible senior notes	—	—	4,942	3,526
Non-GAAP weighted average shares used to compute non-GAAP net income per share	141,297	129,150	134,779	129,824

Net income (loss) per share	0.18	0.06	(0.05)	(0.08)
Adjustments	0.37	0.29	1.39	0.99
Non-GAAP net income per share	$0.55	$0.35	$1.34	$0.91

CHEGG, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

	Year Ended December 31,
	2020	2019
Net cash provided by operating activities	$236,442	$113,403
Purchases of property and equipment	(81,317)	(42,326)
Purchases of textbooks	(58,567)	—
Proceeds from disposition of textbooks	7,569	—
Free cash flow	$104,127	$71,077

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending March 31, 2021	Year Ending December 31, 2021
Net income	$5,100	$75,100
Interest expense, net	2,000	7,900
Provision for income taxes	1,500	6,200
Textbook library depreciation expense	4,300	15,500
Other depreciation and amortization expense	14,900	61,400
EBITDA	27,800	166,100
Textbook library depreciation expense	(4,300)	(15,500)
Share-based compensation expense	25,000	115,000
Other income, net	(1,900)	(4,500)
Acquisition-related compensation costs	2,400	6,400
Adjusted EBITDA*	$49,000	$267,500

* Adjusted EBITDA guidance for the three months ending March 31, 2021 and year ending December 31, 2021 represent the midpoint of the ranges of $48 million to $50 million and $265 million to $270 million, respectively.